Exhibit 3.1 - Filed Amendment of Articles of Incorporation

ROSS MILLER
Secretary of State
206 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

Filed in the office of	Document Number 20070621951-23
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 09/11/2007 1:00 PM
	Entity Number C25830-2004

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:
GLOBAL ELECTRONIC RECOVERY CORP.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:
75,000,000 SHARES OF COMMON STOCK WITH A PAR VALUE OF $0.001 EACH.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
1,704,287,175 SHARES OF COMMON STOCK WITH A PAR VALUE OF $0.001 EACH.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
THE CORPORATION SHALL ISSUE 22.723829 SHARES OF COMMON STOCK FOR EVERY ONE SHARE OF COMMON STOCK ISSUED AND OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE DATE OF THE [illegible]

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
N/A.

7. Effective date of filing (optional):

8. Officer Signature: X ______________________ PRESIDENT

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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